EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting Investors: Jamie Baird (212) 850-5600

EMCOR GROUP, INC. ANNOUNCES PRELIMINARY FIRST QUARTER 2020 RESULTS AND PROVIDES COVID-19 RELATED BUSINESS UPDATE

- Schedules First Quarter Conference Call for April 30, 2020 -

NORWALK, CONNECTICUT, April 21, 2020 - EMCOR Group, Inc. (NYSE: EME) today announced preliminary results for the first quarter ended March 31, 2020 and provided a business update.

For the first quarter of 2020, revenues are expected to be approximately $2.3 billion, up 6.5% year-over-year. First quarter revenues reflected strength across the business, led by overall double-digit growth in the United States mechanical construction and facilities services segment and the United States industrial services segment. Net income for the first quarter of 2020 is expected to be approximately $75.7 million, or $1.35 per diluted share, compared to $72.4 million, or $1.28 per diluted share, for the first quarter of 2019. EMCOR is also withdrawing its previously announced guidance for the full year 2020 due to the economic uncertainty caused by COVID-19.

Tony Guzzi, Chairman, President and Chief Executive Officer of EMCOR, commented, “While we are pleased with our first quarter performance, as the quarter progressed, we quickly activated our contingency plans to ensure business resilience amid the growing threat of COVID-19. Our operating philosophy has always been that we control what we can control and react to disruptions and issues with a disciplined and process-oriented approach that is reflective of our core values of Mission First, People Always. This time is no different. Our attention is focused on the health and safety of our employees and then executing our mission for our customers.”

“We continue to bid and book work despite the challenging environment, and we are operating in the range of seventy to eighty percent of capacity. In many cases, particularly in areas where we have been designated as essential, our work continues at or near full capacity. However, the situation changes every day, and many metropolitan areas that we service are under some type of work stoppage and our productivity has been impacted. For smaller project work and our technician-based businesses, whether we are working or not depends on whether our customers are open, and, in many cases, they are not. Most importantly, where we are working, the health and safety of our employees come first even if it means productivity is impacted.”

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Mr. Guzzi continued, “In response to the abrupt drop in activity due to COVID-19, we adjusted quickly and have taken significant short-term cost reductions where appropriate, including reducing executive and director compensation. However, we are ready to quickly ramp up job sites and service work as our customers restart their operations and execute on our existing remaining performance obligations. Looking forward, we have a solid and liquid balance sheet, our remaining performance obligations are very strong, and we are well-positioned to continue serving our markets and customers now and when the environment normalizes.”

Mr. Guzzi concluded, “I would like to thank the entire EMCOR team for their hard work and relentless focus on our EMCOR Values of Mission First, People Always during this uncertain time, and look forward to providing a full update on our actions and contingency plans on our upcoming conference call.”

Earnings Webcast Information

EMCOR also announced it intends to release its first quarter 2020 results for the period ended March 31, 2020 on Thursday, April 30, 2020. In conjunction with this release, EMCOR Group will host a conference call, which will be simultaneously broadcast live over the Internet. Tony Guzzi, Chairman, President and Chief Executive Officer, Mark Pompa, Executive Vice President, Chief Financial Officer and Treasurer, and Kevin Matz, Executive Vice President - Shared Services, will host the call.

Listeners can access the conference call live over the Internet at https://emcorgroup.com/ at the following times:

Thursday, April 30, 2020
10:30 AM EDT
9:30 AM CDT
8:30 AM MDT
7:30 AM PDT

Please allow 10 minutes prior to the call to visit the site and download and install any necessary audio software. Additionally, investors can access a replay of the webcast through a replay link two hours after the call on the home page of the Company’s website. A replay of the call will be available through May 28, 2020.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

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Forward Looking Statements:

This release contains certain forward-looking statements. Any such comments speak only as of this date and EMCOR assumes no obligation to update any such forward-looking statements, unless required by law. These forward-looking statements may include statements regarding anticipated future operating and financial performance, the nature and impact of our remaining performance obligations, our ability to pursue acquisitions, our ability to return capital to shareholders, market opportunities, market growth and customer trends. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly, these statements are no guarantee of future performance. Such risks and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity, mix of business, the impact of the 2020 ransomware attack, and the impact of COVID-19 on our revenue and operations, including employees, construction activity, and facilities utilization, and the risk factors associated with EMCOR’s business discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2019 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com.

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